Exhibit 12.1

October 19, 2021

Creci, Inc.

4936 SW 33rd Terrace

Fort Lauderdale, FL 33312

Ladies and Gentlemen:

We have acted as special counsel to Creci Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A, as amended (the “Offering Statement”), relating to the offer and sale by the Company of up to $70,000,000 aggregate principal amount of notes (the “Creci Notes”). This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the offer and sale of the Notes. For purposes of rendering that opinion, we have examined: (i) the Offering Statement; (ii) the offering circular included in the Offering Statement; (iii) the form of Creci Note Investor Agreement; (iv) the form of Creci Note; (v) the Company’s Certificate of Incorporation dated January 11, 2019, (vi) the Company’s Bylaws dated January 11, 2019, and (vii) the corporate action of the Company’s Board of Directors which provides for the issuance of the Creci Notes. We have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

Creci, Inc.

October 19, 2021

Our opinion set forth below is limited to the laws of the State of Delaware.

Based upon and subject to the foregoing, and assuming that (i) the Offering Statement (and the offering circular included therein) complies with all applicable laws at the time the relevant Notes are offered or issued as contemplated by the Offering Statement (and such offering circular included therein); (ii) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Offering Statement (and the offering circular included therein); (iii) the Company’s Board of Directors shall not have rescinded or otherwise modified its authorization of the issuance of the Notes; (iv) the Company shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (iv) that each Notes constitutes a legal, valid and binding agreement of each of the parties thereto (other than the Company) and is enforceable against such parties in accordance with its terms; (v) that there is a reasonable basis for the choice of Delaware law to govern the Notes as provided in the Notes and the transactions described in, and relating to, the Notes have a substantial and material relationship with the State of Delaware; and (vi) the additional qualifications and other matters set forth below, it is our opinion that the Notes have been duly authorized by the Company and, upon the issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Creci Note Investor Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally, (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or another equitable remedy, and (iii) concepts of materiality, reasonableness, good faith and fair dealing.

We express no opinion with respect to any provisions of the Notes: (i) waiving the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution, as applicable, explicitly allows such waiver, and the waiving of other benefits to the extent that they cannot be waived under applicable law; (ii) permitting, by implication or otherwise, the collection of attorneys’ fees in excess of the limitation of 10 Del. C. § 3912, which statutory limitation permits reasonable attorneys’ fees not to exceed 20% of the amounts adjudged as principal and interest; (iii) providing for indemnification, exculpation, limitation of liability or a right to contribution; (iv) purporting to preclude modification of the Notes other than in writing; (v) purporting to provide for dispute resolutions, or (vi) purporting to bind a person or entity that is not a party to the Notes.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 12.1 to the Company’s Offering Statement and to the reference to our Firm in the offering circular under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP`